Exhibit 99.1

22nd Century Group Appoints Nora B. Sullivan to Board of Directors

May 22, 2015

Clarence, N.Y. – 22nd Century Group, Inc. (NYSE MKT: XXII), a leader in tobacco harm reduction, announced today that the Company appointed Nora B. Sullivan to 22nd Century Group’s Board of Directors, effective May 18, 2015.

Ms. Sullivan has made a career of applying her legal experience and financial services expertise to focus on strategic planning, corporate governance matters, and M&A services. Ms. Sullivan is currently President of Sullivan Capital Partners, LLC, a financial services company providing investment banking and consulting services to closely-held businesses.

Prior to founding Sullivan Capital Partners in 2004, Ms. Sullivan worked for The Citigroup Private Bank from 2000 to 2004, providing wealth management and private equity services to high net worth individuals. From 1995 to 1999, Ms. Sullivan was Executive Vice President of Rand Capital Corporation (NASDAQ: RAND), a publicly traded closed-end investment management company providing capital and managerial expertise to small and mid-size businesses. Ms. Sullivan is a member of the Boards of Directors of Evans Bancorp, Inc. (NYSE: EVBN), Independent Health, Robinson Home Products, and Rosina Food Products. She is Chairman of the Technology Transfer Committee of the Roswell Park Cancer Institute Board. Ms. Sullivan holds an MBA degree in Finance and International Business from Columbia University Graduate School of Business and a JD degree from the University of Buffalo School of Law.

“I am delighted that Nora has chosen to join 22nd Century’s Board of Directors,” said James W. Cornell, Chairman of the Board of 22nd Century Group. “As a highly respected financial professional, Nora’s experience, contacts, and public market insights will be invaluable to our Company.”

About 22nd Century Group, Inc.

22nd Century Group is a plant biotechnology company focused on technology which allows it to increase or decrease the level of nicotine in tobacco plants through genetic engineering and plant breeding. The Company’s mission is to reduce the harm caused by smoking. 22nd Century owns or exclusively controls 128 issued patents and 52 pending patent applications in 96 countries. The Company’s strong IP position led to a licensing agreement with British American Tobacco (“BAT”), the world’s second largest tobacco company. Visit www.xxiicentury.com for more information.

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